Exhibit 10.10

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT (this “Agreement”) is made and entered into effective as of April 26, 2017, among GLOBAL BIOLIFE INC., a Nevada corporation, (the “Company”) and all of the Company’s stockholders, as listed on the signature page hereto) individually, a “Stockholder” and collectively, the “Stockholders”).

PRELIMINARY STATEMENTS

A.	Each Stockholder owns shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock” or “Stock”) in such amounts as of the date hereof as are set forth on Exhibit A hereto.

B.	The Stockholders and the company desire to enter into this Agreement for the purpose of regulating certain aspects of the relationship between the Stockholders as stockholders of the Company and to, among other things, (i) place certain restrictions on the sale, transfer or other disposition of the shares of Stock owned by the Stockholders and (ii) provide for certain rights and obligations with respect thereto as hereinafter provided.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1	Certain Definitions: For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” of a Person means any other Person Controlling, Controlled by or under common Control with such Person. An “Affiliate” of the Company includes each of the Company’s direct or indirect Subsidiaries, whether or not in existence on the date hereof. An “Affiliate” of a Stockholder that is a corporation includes its parent and each of the Stockholder’s or its parent’s direct or indirect Subsidiaries, whether or not in existence on the date hereof. For the purposes hereof, the Company and its Subsidiaries shall not be deemed an Affiliate of any Stockholder.

“Agreement” has the meaning set forth in the preface.

‘“Available Stock” has the meaning set further in Section 5.1 (c) hereof.

“Board” means the board of directors of the Company.

“Bylaws” means the bylaws of the Company, as amended from time to time.

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“Capital Management Decisions” has the meaning set further in Section 2.2 (c) hereof.

“Capital Stock” means that the Common Stock of any other class or series of capital stock or other equity securities of the Company, whether authorized as of or after the date hereof.

“Certificate” means the certificate of incorporation of the Company, as amended from time to time.

“Common Stock” has the meaning set forth in the preliminary Statements.

“Company” has the meaning set further in the preface.

“Company Representatives” has the meaning set forth in Section 7.1 (a) hereof.

“Confidential Information” has the meaning set further in Section 7.1 (a) hereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership or voting securities, by contract or otherwise.

“Control Seller” has the meaning set further in Section 5.2 hereof.

“Director” means any member of the Board.

“Drag-Along Sale” has the meaning set forth in Section 5.2 hereof.

“Family” means the then-current spouse and descendants (whether natural or adopted) of a Person (collective, “Relatives”) any custodian of a custodianship for and on behalf of such Person or of a Relative who is a minor or any trustee of a trust solely for the benefit of one or more of the foregoing.

“Financing Agreement” means any credit agreement, guarantee, financing, or security agreement or other agreements or instruments governing indebtedness of the Company or any of its Affiliates.

“Fully Diluted Basis” means, as of any date of determination (a) with respect to all Capital Stock, all issued and outstanding Capital Stock of the Company and all Capital Stock issuable upon the exercise or conversion of any outstanding Stock Equivalents as of such date, whether or not such Stock Equivalent is at the time exercisable or convertible or (b) with respect to any specified type, class or series of Capital Stock, all issued and outstanding shares of Capital Stock designated as such type, class or series and all such designated shares of Capital Stock issuable upon the conversion or exercise of any outstanding Stock Equivalents as of such date, whether or not such Stock Equivalent is at the time exercisable or convertible.

“Independent Third Party” means any Person who, immediately prior to the contemplated transaction: (a) does not directly or indirectly beneficially own in excess of five person (5%) of the issued and outstanding Stock, (b) is not an Affiliate of any other Person that directly or indirectly beneficially owns in excess of five person (5%) of the issued and outstanding Stock, and (c) is not a member of the Family of any other Person that directly or indirectly beneficially owns in excess of five person (5%) of the issued and outstanding Stock, in each case, calculated on a Fully Diluted Basis.

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“Initial Cost” means, with respect to any share of Stock, the purchase price paid to the Company with respect to such Stock by the Stockholder to whom such Stock was originally issued. If non-monetary consideration was provided for any Stock, including services rendered, the Initial Cost of such shares of Stock shall be determined in good faith by the Board.

“Initiating Seller” as the meaning set forth in Section 5.3 hereof.

“Linebacker Patents” has the meaning set forth in Section 9.2(a) hereof.

“Non-Control Seller” has the meaning set forth in Section 5.2 hereof.

“Non-Initiating Seller” has the meaning set forth in Section 5.3. hereof.

“Non-Transferring Stockholders” has the meaning set forth in Section 4.1(c)(i) hereof.

“Notes” has the meaning set forth in Section 7.1(b) hereof.

“Offered Stock” has the meaning set forth in Section 5.1(a) hereof.

“Participating Stockholder” has the meaning set forth in section 5.1 (c) hereof.

“Permitted Transferee” means a Person to whom Stock is Transferred pursuant to Section 4.1(b) hereof.

“Person” means any individual, partnership, corporation, limited company, limited liability company, joint venture, trust, association or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Public Offering” means a public offering of Stock (or the securities of any successor entity of the Company) or equity interests of a Subsidiary pursuant to an effective registration statement under the Securities Act.

“Public Sale” means any sale pursuant to a Public Offering or any sale to the public pursuant Rule 144.

“Qualified Stockholder” has the meaning set forth in Section 3.1 hereof.

“Relatives” has the meaning set forth in the definition of “Family.”

“Rule 144” means rule 144 adopted by the SEC under the Securities Act.

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“Sale of the Company” means the sale (in a single transaction or a series of related transactions) of the Company to any Independent Third Party or group of Independent Third Parties (other than pursuant to a Public sale) pursuant to which such Independent Third Party or group of Independent Third Parties acquire (a) at least a majority of the then-issued and outstanding shares of Stock (whether by merger, consolidation, sale or Transfer of Stock, reorganization, recapitalization or otherwise) or (b) all or substantially all of the assets of the Company and its Subsidiaries, determined on a consolidated basis.

“Sale Stock” has the meaning set forth in Section 5.2 hereof.

“Scientific Research Decisions” has the meaning set forth in Section 2.2 (e) hereof.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933 and the rules and regulations promulgated thereunder, in each case as amended from time to time, or any successor thereto.

“Stock” has the meaning set forth in the Preliminary Statements.

“Stock Equivalents” means any security or obligation that is by its terms, directly or indirectly, convertible into, exchangeable or exercisable for Stock, and any option, warrant or other right to subscribe for, purchase or acquire Stock.

“Stockholder” has the meaning set forth in the preface.

“Stockholder Ownership” means, with respect to any Stockholder, the quotient expressed as a percentage, equal to (a) the number of shares of Stock (on a Fully Diluted Basis) owned by such Stockholder divided by (b) the number of shares and then issued and outstanding Stock (on a Fully Diluted Basis) owned by all Stockholders.

“Subject Stock” has the meaning set forth in Section 4.1(c)(i) hereof.

“Subsidiary” means any Person of which the Company owns equity interests having a majority of the voting power in electing the governing body of such Person directly or through one or more Subsidiaries or, in the case of a partnership, limited liability partnership or other similar entity, equity interests conveying, directly or indirectly, a majority of economic interests in such partnership or entity.

“Tag-Along Stock” has the meaning set forth in Section 5.3 hereof.

“Transfer” means any transfer, sale, assignment, pledge, encumbrance or other disposition, irrespective of whether any of the foregoing is effected voluntarily, by operation of law or otherwise, or whether inter vivos or upon death.

“Transfer Offer Notice” has the meaning in Section 4.1(c)(i) hereof.

“Transfer Offer Period” has the meaning set forth in Section 4.1(c)(i) hereof.

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“Transferee” means any Person (including any Permitted Transferee) to whom Stock it is to be Transferred (except pursuant to a Public Sale).

“Transferring Stockholder” has the meaning set forth in Section 4.1(c)(i) hereof.

Article II

MANAGEMENT

2.1 Board Composition.

(a) There shall never be less than one nor more than five (5) Directors on the Board and such number shall be determined from time to time by the Board. A director need not be a stockholder of the Company or a resident of the State of Nevada. Subject to Section 2.1 (b), the Directors will be elected by the Stockholders of the Company.

(b) Each Stockholder shall vote all of such Stockholder’s Stock and any other voting securities of the Company over which such Stockholder has voting control and shall take all other reasonably necessary or desirable actions within such Stockholder’s control (whether in such holder’s capacity as a stockholder, manager, member of a Board committee, office of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all reasonably necessary or desirable actions within its control (including, without limitation, calling special Board and Stockholder meetings), to elect such Directors as follows:

(i) Each of GROG Sciences, LLC and Holista Colltech Limited shall be entitled to nominate one Director, so long as they shall remain Qualified Stockholders of the Company (as defined in Section 3.1 hereof) and each Director so elected will hold office until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal.

(ii) Global BioMedical, Inc. shall be entitled to nominate two Directors, so long as it shall remain a Qualified Stockholder of the Company (as defined in Section 3 .1 hereof) and each Director so elected will hold office until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal. In addition, Global BioMedical, lnc. shall, so long as it shall remain a Qualified Stockholder of the Company (as defined in Section 3.1 hereof), be entitled to appoint the Company’s Chief Executive Officer, who may, at the discretion of Global BioMedical, Inc., also be nominated to serve as a Director, in addition to the two other Directors Global BioMedical, Inc. shall be entitled to appoint. The Chief Executive Officer will hold office as Director until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal.

(iii) The parties hereto herby agree that the initial Directors of the company shall be Fai H. Chan, Robert Trapp, Dr. Rajen M. Dato and Daryl Thompson.

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(iv) Global BioMedical, Inc. shall appoint the Chairman of the Company’s Board of Directors. The initial Chairman of the Company’s Board of Directors shall be Fai H. Chan.

(v) In the event of any tie in any vote of the Company’s Board of Directors, the Chairman of the Board shall be entitled to cast the tie-breaking vote.

2.2 Required Approvals. Unless otherwise provided in this Agreement and subject to the Certificate, the Bylaws and applicable law, any decision, action, approval or consent required or permitted to be taken shall require the following approval:

(a) Approval of all matters relating to or arising out of the conduct or management of the operation of the Company that are not (i) Capital Management Decisions; or (ii) Scientific Research Decisions shall be the decision of the Board.

(b) Approval regarding Capital Management Decisions shall be at the sole discretion of Global BioMedical, Inc., and shall not be taken without the consent of Global BioMedical, Inc.

(c) For the purposes of this Agreement, “Capital Management Decisions” shall mean the following decisions:

(i) authorizing, or increasing the number of authorized equity interests of, any class of equity interests ranking pari passu with or senior to the Common Stock as to distributions or liquidation preference, including additional Common Stock;

(ii) authorizing any issuance or entry into an agreement for the issuance of capital stock (or any Stock Equivalents) of the Company or any of its Subsidiaries, except as may be provided for under any management incentive plan previously approved by the stockholders of the Company;

(iii) approving the incurrence of material indebtedness or approving any material change to the terms of the Financing Agreements, unless contemplated in annual business plan and budget;

(iv) acquisition, investments in third parties, strategic alliances or partnerships;

(v) incurring debt, granting security, and guarantees unless contemplated in the annual business plan and budget;

(vi) corporate reorganizations, amalgamations, mergers, issue of shares and rights to shares in general or to third parties, including public offerings;

(vii) filing a registration statement with the SEC;

(viii) recruiting a market maker to sponsor the Company; or

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(ix) applying for a listing on any securities exchange.

(d)Approval regarding “Scientific Research Decisions” shall be at the sole discretion of GRDG Sciences, LLC, and shall not be taken without the consent of GRDG Sciences, LLC.

(e)For the purposes of this Agreement, “Scientific Research Decisions” mean those decisions related to the Company’s conduct of scientific research but shall not include the initiation or termination of research project, or the approval or modification of a research budget.

2.3 Other Activities. Except as set forth in Section 9.4 of this Agreement, notwithstanding anything expressed or implied herein to the contrary, (a) Stockholders (including their owners, officers, directors, and employees) may engage in or possess interests in other business ventures of any kind and description, independently or with others, for their own accounts; (b) the fact that a Stockholder may avail itself of any opportunities, either by itself or with other Persons, and not offer such opportunities to the Company, shall not subject such Stockholder to liability to the Company or to any other Stockholder on account of a lost Company opportunity; and (c) no Stockholder shall have any right by virtue of this Agreement in or to any such opportunities described above or to the income or profits derived therefrom, and the pursuit of such opportunities, even though competitive with the Company, shall not be deemed wrongful or improper or in violation of this Agreement; provided, however, that in no case shall the foregoing apply to any interest in any business venture, opportunity or income related to the Linebacker Patents listed in Section 9.2(a) of this Agreement or such projects as may be subsequently acquired by the Company pursuant to Section 9.4 of this Agreement.

2.4 Act of the Stockholders. Except as otherwise expressly required by this Agreement, any consent, decision or other action required to be taken by the Stockholders under this Agreement shall be determined by a vote of the Stockholders holding the maj01ity of the then-issued and outstanding Stock calculated on a Fully Diluted Basis.

ARTICLE Ill

INFORMATION RIGHTS

3.1 Financial Statements. The Company shall transit via mail, overnight courier, facsimile or e-mail to each Stockholder holding at least five percent (5%) of the then-issued and outstanding shares of Stock calculated on a Fully Diluted Basis (such Stockholder, a “Qualified Stockholder”), a consolidated balance sheet, profit and loss statement and statement of cash flows of the Company for and as of the end of such fiscal year promptly upon Company’s receipt thereof, but in any event within one hundred twenty (120) days after the end of each fiscal year.

3.2 Inspection and Copying of Records. Subject to the confidentiality provisions of Section 7.1 and upon reasonable request by a Qualified Stockholder, a Qualified Stockholder or any representative designated by such Qualified Stockholder shall have the right during normal business hours to (i) visit and inspect any of the properties of the Company or any of its Subsidiaries and (ii) inspect and copy corporate and financial records of the Company or any of its Subsidiaries; provided, however, that nothing herein shall obligate the Company to take any actions that would unreasonably intent the normal course of the Company’s business.

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3.3 Duration of Information Rights. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this A1ticle ill shall terminate upon the consummation of a Public Offering or Sale of the Company.

ARTICLE IV

TRANSFERS

4.1 Conditions to Transfers

(a)Restrictions on Transfers of Stock. No Stockholder shall Transfer any Stock, except: (i) to a Permitted Transferee as expressly set forth in Section 4. l(b) hereof, (ii) with the prior written consent of the Board (which consent may be withheld for any reason or no reason) or (iii) as expressly pem1itted by Article V with respect to a Sale of the Company or a Tag-Along Sale. Any Transfer of Stock in violation of this Agreement shall be null and void.

(b) Permitted Transfers. Stock may be Transferred as follows without the Board’s approval (each such transferee being a “Permitted Transferee”): (i) by a Permitted Transferee to another Stockholder; or (ii) by a Stockholder to any of its Affiliates.

(c) Right of First Refusal.

Other than Transfers permitted under Section 4.1 (b), or pursuant to Article V with respect to a Sale of the Company or a Tag-Along Sale, any Stockholder desiring to Transfer all or any portion of its Stock (a “Transferring Stockholder”) to a ready, willing and able Transferee must first offer to Transfer such Stock (the “Subject Stock”) to the other Stockholders (the “Non-Transferring Stockholders”) as a group. Such offer will be made by an irrevocable written offer (the” Transfer Offer Notice”) to Transfer all of the Subject Stock and will contain a complete description of the transaction in which the Transferring Stockholder proposes to Transfer the Subject Stock, including the name of the proposed Transferee (including any significant beneficial owners thereof) and the consideration specified. The Non-Transferring Stockholders will have thirty (30) days (the “Transfer Offer Period’’) after actual receipt of the Transfer Offer Notice within which to advise the Transferring Stockholder whether or not they will acquire their pro rata portion of the Subject Stock upon the terms and conditions contained in the Transfer Offer Notice. If, within the Transfer Offer Period, one or more Non-Transferring Stockholders elects to acquire the Subject Stock, then such Non-Transferring Stockholder or Stockholders will close such transaction no later than the later to occur of (A) the closing date set forth in the Transfer Offer Notice or (B) sixty (60) days after the last day of the Transfer Offer Period.

(ii) If any Non-Transferring Stockholder does not elect to acquire its propo1tionate share of the Subject Stock being transferred, the remaining Non-Transferring Stockholders will have the right to acquire an equal and undivided po1tion of the remaining Subject Stock based on the relation of their Stock to the Stock of all Non-Transferring Stockholders desiring to acquire a po1tion of the Subject Stock. The right herein created in favor of the Non-Transferring Stockholders as a group is an option to acquire all, or none, of the Subject Stock (but shall not entitle the Non-Transferring Stockholders to acquire some portion of the Subject Stock less than all). If the Non-Transferring Stockholders as a group decline to acquire all of the Subject Stock in accordance with this Section, the Transferring Stockholder may Transfer such Subject Stock, no later than sixty (60) days after the end of the Transfer Offer Period, to the Transferee named in the Transfer Offer Notice upon the terms described in such Transfer Offer Notice. lf such Transfer does not timely occur in accordance with the terms of such Transfer Offer Notice, the Transferring Stockholder and the Subject Stock will again be subject to the provisions of this Section 4.1 (c).

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(iii) Upon consummation of any Transfer described in this Section 4.1 (c) (whether to a Stockholder or any other Person), the Transferee and its Stock will automatically become a party to, and be bound by, this Agreement and will thereafter have all of the rights and obligations of a Stockholder hereunder. Notwithstanding the foregoing, all Transfers pursuant to this Section 4.l(c) must also comply with and be governed by this Agreement, including any restrictions on Transfers herein and on any Transferee becoming a Stockholder.

4.2 Effect of Stock in Hands of the Transferee. Stock that is Transferred pursuant to this Agreement shall thereafter continue to be subject to all restrictions on Transfer and shall be entitled to all rights contained in this Agreement except as otherwise provided in this Agreement. Without limiting the generality of the foregoing, the Transferee must comply with the provisions of this Article IV if such Transferee shall propose to Transfer any such Stock, as if such Transferee were a Stockholder.

4.3 Joinder. A Transferee shall execute and deliver, as a condition to such Transfer, all documents deemed reasonably necessary by the Company, in consultation with its counsel, to evidence such party’s joinder in, acceptance of, and agreement with the obligations with respect to the Stock contained in this Agreement including, but not limited to, a Joinder Agreement substantially in the form of Exhibit B hereto. Each such Transferring Stockholder shall, prior to the Transfer, cause the Transferee thereof to so execute and deliver such documents.

4.4 Imposition of Restrictions. Stock that is transferred shall thereafter continue to be subject to all restrictions and obligations imposed by this Agreement with respect to Stock and Transfers thereof.

4.5 Duration of Article IV. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Article IV shall terminate upon the consummation of a Public Offering or Sale of the Company.

4.6 Other Limitations. Notwithstanding anything in this Article IV to the contrary, no Transfer of Stock shall be permitted if, in the opinion of the Board, such Transfer or admission alone or in conjunction with one or more other transfers or admissions would: (a) result in a violation of applicable securities laws; (b) be an event that would constitute a violation or breach (or, with the giving of notice or passage of time, would constitute a violation or breach) of any law, regulation, ordinance, agreement or instrument by which the Company, or any of its properties or assets, is bound; or (c) require the Company to register under the U.S. Investment Company Act of 1940, as amended. Any purported Transfer of Stock in violation of this Agreement will be null and void.

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ARTICLE V

SPECIAL RIGHTS

5.1 Limited Preemptive Rights

(a)If the Company authorizes the issuance and sale of any Stock (other than as a dividend on the outstanding Stock) (the “Offered Stock”), the Company shall first offer to sell such Offered Stock to each Stockholder, except for the issuance of Stock: (i) in consideration for the acquisition of another Person’s business by the Company or by any of its Subsidiaries (whether by acquisition of equity interests or assets, or by merger, consolidation or other similar transaction); (ii) pursuant to the formation of a joint venture; (iii) pursuant to a Public Offering; (iv) to the current or future officers, employees or directors of the Company or any of its Subsidiaries ( or to any entity controlled by any of such officers, employees or directors) pursuant to a management plan that has been approved by the Stockholders of the Company; (v) to the Company’s or any Subsidiary’s lenders in connection with the incurrence, renewal or maintenance of indebtedness; or (vi) pursuant to the exercise of any warrant, option or other right to acquire Stock; but in the case of (i) and (ii) above, only if no other Stockholder has been offered the opportunity to purchase such Stock. Each Stockholder shall have the right to purchase a portion of the Offered Stock proportionate to its Stockholder Ownership.

(b) Each Stockholder shall exercise his, her or its preemptive rights hereunder within ten (10) days following the receipt of written notice from the Company describing in reasonable detail the total number and terms of the Offered Stock, the purchase price, the payment te1ms for the Offered Stock, the period in which the preemptive right hereunder is to be exercised and such Stockholder’s percentage allotment. If such Stockholder exercises the preemptive right pursuant to this Section 5.1, such StockJ10lder shall execute all documentation and take all actions as may be reasonably requested by the Company in connection therewith.

(c) Shortly after the expiration of the offering period described above, the Company shall distribute to the Stockholders that elected to purchase the Offered Stock (each, a “Participating Stockholder”) written notice setting forth the number of shares of Offered Stock that were not purchased by the other Stockholders (the “Available Stock”). Within ten (I 0) days following the receipt of such written notice, each Participating Stockholder may elect to purchase a portion of the Available Stock proportionate to such Participating Stockholder’s Stockholder Ownership on the same terms and price. If, after the expiration of the offering pe1iod set forth in this Section 5.l(c), any Available Stock is not purchased by the Participating Stockholders, then the Participating Stockholders shall have the right to purchase such remaining Available Stock in an amount proportionate to each Participating Stockholder’s Stockholder Ownership.

(d) lf the Stockholders do not elect to purchase the total amount of the Available Stock, then during the ninety (90) day period following the expiration of the final offer period set forth in Section 5.l(c), the Company shall be entitled to allot and issue any remaining Available Stock to any Person or Persons at the same or a higher price (in cash) and otherwise upon the same terms and conditions offered to the Stock110lders.

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(e)Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 5.1 shall terminate upon the consummation of a Public Offering or Sale of the Company.

5.2 Drag-Along Rights. If at any time the Stockholders holding collectively at least sixty-five percent (65%) of the then-issued and outstanding Stock held by all Stockholders, calculated on a Fully Diluted Basis (each such holder, a “Control Seller” and collectively the “Control Sellers”) approve a Sale of the Company (a “Drag-Along Sale”), then, without any further action or approval by the Board, each Stockholder who is not a Control Seller ( each, a “Non”Control Seller”), shall consent to and raise no objections against the Drag-Along Sale or the process by which the Drag-Along Sale is undertaken, and if the Drag-Along Sale is structured as a sale of Stock (the “Sale Stock”), each Non-Control Seller shall, if requested by the Control Sellers, sell (or otherwise Transfer) such Non-Control Seller’s Sale Stock (or any portion thereof if requested), on the same terms and conditions approved by and applicable to the Control Sellers (including, if necessary, by conve11ing their Stock Equivalents into the Stock to be sold in the Drag-Along Sale) and as set forth in this Article V. Each Non-Control Seller shall promptly take all actions deemed necessary or desirable (in the sole judgment of the Control Sellers) in connection with, and to facilitate the consummation of, the Drag-Along Sale, including the execution of all agreements and instruments as requested by, and on the same terms applicable to, the Control Sellers. Without limiting the foregoing, (a) if the Drag-Along Sale is structured as a merger, consolidation, joint venture or similar transaction, each Non-Control Seller shall vote in favor of such transaction and waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation and (b) if the Drag-Along Sale is structured as a sale or exchange of Stock, each Non-Control Seller shall agree to sell or exchange its Sale Stock on the terms and conditions approved by the Control Sellers and upon which the Control Sellers agree to sell or exchange their Sale Stock. The Company shall use reasonable efforts to notify the Non-Control Sellers in writing not Jess than fifteen (15) days prior to the proposed consummation of a Drag-Along Sale; provided, however, that each Non-Control Seller agrees not to directly or indirectly (without the prior written consent of the Company) disclose to any other Person (other than to such Non-Control Seller’s legal counsel in confidence, as otherwise necessary to protect such Non-Control Seller’s rights under this Agreement or as otherwise required by law) any information related to such potential Sale of the Company.

5.3 Tag-Along Rights. Except with respect to Transfers to pursuant to Section 4.1 (b). if one or more Stockholders propose to sell (collectively, the “Initiating Sellers”) to a purchaser or related group of purchasers any Stock (the “Tag-Along Stock’’) (whether in one transaction or in a series of related transactions) (a “Tag-Along Sale”), then each other Stockholder (a “Non-initiating Seller”) may elect to participate in the Tag-Along Sale by delivering written notice to the Company and the Initiating Sellers within ten (10) days following the receipt by such Non-Initiating Seller of notice of such Tag-Along Sale. Each Non-Initiating Seller that makes such election shall be entitled to sell, at the same price and on the same terms as the Initiating Sellers, a number of shares of Tag-Along Stock equal to the product of (a) the number determined by dividing the number of shares of Tag-Along Stock (on an as-converted to Common Stock basis, if applicable) owned by such Non-Initiating Seller, by the aggregate number of shares of Tag-Along Stock (on an as-conve1ted to Common Stock basis, if applicable) outstanding at such time and (b) the aggregate number of shares of Tag-Along Stock (on an as-converted to Common Stock basis, if applicable) to be sold by all parties in such Tag-Along Sale. If a Non-Initiating Seller exercises rights pursuant to this Section 5.3, such Non-Initiating Seller shall be required as a condition of such exercise (and shall be entitled) to sell the same proportionate amount of any other Tag-Along Stock that the Initiating Sellers sell to the purchasers in connection with the Tag-Along Sale.

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5.4 Other Agreements with Respect to Drag-Along and Tag-Along Transactions.

(a) With respect to any Drag-Along Sale or Tag-Along Sale in accordance with Section 5.2 or Section 5.3, each Stockholder must, if requested by the Control Sellers or the Initiating Sellers, as the case may be: (i) execute and deliver all agreements, certificates and instruments as reasonably requested by the Control Sellers or the Initiating Sellers, as the case may be; (ii) give the same representations, warranties, covenants, releases and indemnities as the Control Sellers or the Initiating Sellers, as the case may be, are giving in the transaction; and (iii) irrevocably appoint one or more persons designated by the Control Sellers or the Initiating Sellers, as the case may be, as the Stockholder’s agent and/or representative with respect to all aspects of that transaction (including without limitation amendments, new documents, waivers and the prosecution, defense or settlement of claims, in each case in connection with that transaction) pursuant to a power of attorney (or other writing) in form and substance satisfactory to the Control Sellers or the Initiating Sellers, as the case may be. So long as such sale is conducted in compliance with this Section, each Stockholder hereby waives any right under the Nevada Revised Statutes or otherwise to appraisal of Stock and agrees to vote in favor of, or otherwise consent to, such sale.

(b) Upon the failure of any Stockholder to take the actions required by Control Sellers or the Initiating Sellers, as the case may be, under this Article V, such Stockholder hereby appoints the Control Sellers or the Initiating Sellers, as the case may be, as that Stockholder’s attorney-in-fact for the purpose of executing, swearing to, acknowledging and delivering all certificates, documents and other instruments as are required to be executed and delivered by that Stockholder pursuant to this Article V, and upon such Stockholder’s receipt of its proportionate share of the pm-chase price pursuant to this Article V. such Stockholder shall for all purposes be deemed no longer a stockholder of the Company with respect to Stock sold, shall not be entitled to any distributions with respect to the Stock sold by such Stockholder and shall have no other rights or privileges granted to the Stockholders under this Agreement or otherwise with respect to the Stock sold. This power of attorney is irrevocable and is coupled with an interest. Upon the failure of any Stockholder to take any of the actions required by this Article V, such Stockholder shall reimburse the Company, the Control Sellers or the Initiating Sellers, as the case may be, and/or the Board for any costs or expenses (including without limitation reasonable attorney’s fees) incurred by any such parties in the enforcement of their respective rights under this Article V.

(c) Each Stockholder participating in any transaction pursuant to Section 5.2 or Section 5.3 shall bear his, her or its pro rata share (based upon the number of shares of Stock sold by such Stockholder out of the total number of shares of Stock sold by all Persons in such transaction) of the costs of any sale of Stock pursuant to Section 5.2 or Section 5.3 to the extent such costs are not otherwise paid by the Company or the acquiring party. Costs incurred by a participating Stockholder on his, her, or its own behalf shall not be considered costs of the transaction hereunder.

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(d) It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of any provision of this Article V by any party, that this Article V shall be specifically enforceable, and that any breach or threatened breach of any provision of this Article V shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

(e) Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Article V shall terminate upon the consummation of a Public Offer of the Company.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Stockholder Representations and Warranties. Each Stockholder represents and warrants to the Company and agrees and acknowledges, that:

(a)The execution, delivery and performance of this Agreement by such Stockholder do not and shall not conflict with, violate or cause a breach of any agreement, contract or instrument to which such Stockholder is a pat1y or any judgment, order or decree to which such Stockholder is subject.

(b)Such Stockholder has no and shall not grant any proxy or become party to any voting trust or other agreement that is inconsistent with, conflicts with or violates any provision of this Agreement.

(c)If such Stockholder is a corporation, partnership, limited company, limited liability company, trust, custodianship, estate or other entity, it has taken all action necessary for the authorization, execution, delivery and performance of this Agreement. If such Stockholder is an individual, the Stockholder has the legal capacity to execute and deliver this Agreement, to perfom1 his or her obligations hereunder and to consummate the transactions contemplated hereby.

(d) If such Stockholder is a corporation, partnership, limited company, limited liability company, trust, custodianship, estate or other entity, this Agreement has been duly executed by a duly autho1ized person on its behalf. If such Stockholder is an individual, this Agreement has been duly executed and delivered by the Stockholder. This Agreement constitutes the legally binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights generally and by the availability of injunctive relief, specific perforn1ance and other equitable remedies).

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ARTICLE VII

CONFIDENTIALITY

7.1 Confidentiality

(a) Non-Disclosure. In connection with each Stockholder’s rights hereunder, the Company and its advisors and agents may make available to such Stockholder certain information that is non-public, confidential or proprietary in nature (the “Confidential Information’’). Each Stockholder agrees to keep the Confidential Information confidential and will not disclose the Confidential Information to any third party without the Company’s prior written consent. Each Stockholder recognizes and acknowledges the competitive value and confidential nature of the Confidential Information and the damage that could result to the Company if any information contained therein is disclosed to a third party. The Confidential Information will be used by such Stockholder solely as necessary for provision of such Stockholder’s rights hereunder. Stockholder further agrees to reimburse, indemnify and hold harmless the Company and its employees, affiliates. officers, directors, managers, partners, agents, advisors and representatives (collectively, “Company Representatives”) from any damage, loss or expense incurred as a result of the use of the Confidential Information by such Stockholder or other recipients contrary to the terms of this Agreement.

(b) Confidential Information. Confidential Information includes: (i) information transferred or transmitted in writing, orally, visually, electronically or by any other means, whether prior to, on or after the date hereof; (ii) information provided to the Stockholder by third pa1ties under circumstances where such Stockholder bas an obligation not to disclose that information; and (iii) any memoranda, reports, analyses, extracts or notes such Stockholder produces that are based on, reflect or contain any of the Confidential Information (the items referred to in this clause (iii) collectively referred to as “Notes”). Confidential Information does not include any information that: (A) becomes generally available to the public other than as a result of a disclosure by the Stockholder in violation of this Agreement; (B) was in such Stockholder’s possession prior to the disclosure of the Confidential Information pursuant to this Agreement, provided that such Stockholder did not know, or have reason to believe, after reasonable investigation, that such source was subject to an obligation not to disclose such information; and/or (C) becomes available to such Stockholder on a non-confidential basis from a source other than the Company or any Company Representative; provided that such Stockholder did not know, or have reason to believe, after reasonable investigation, that such source was subject to an obligation not to disclose such information.

(c) Required Disclosure. lf a Stockholder is requested to disclose any Confidential Information (including, but not limited to, any Notes) in connection with any legal or administrative proceeding or investigation, such Stockholder will notify the Company immediately in writing of the existence, terms and circumstances surrounding such a request so that the Company may, in its sole discretion, seek a protective order or other appropriate remedy and/or take steps to resist or narrow the scope of the disclosure sought by such request. The Stockholder agrees to assist the Compai1y in seeking a protective order or other remedy, if requested by the Company. If a protective order or other remedy is not obtained and, in the written opinion of Stockholder’s counsel, disclosure is required, such Stockholder may make such disclosure without liability under this Agreement, provided that such Stockholder furnishes only that portion of the Confidential Information that is legally required to be disclosed, the Stockholder gives the Company notice of the information to be disclosed as far in advance of its disclosure as practicable and the Stockholder uses its best efforts to ensure that confidential treatment will be accorded to all such disclosed information.

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7 ..2 Return of Confidential Information. Promptly after sale or other Transfer of all of a Stockholder’s Stock (except to a successor entity with a substantially similar ownership) such Stockholder will promptly delete all Confidential Information from any computer and backup storage system in which the Confidential Information has been stored and will turn over to the Company: (a) all documents and other materials (including without limitation all copies or reproductions of such documents or mate1ials, tapes, floppy disks, backup copies and other forms of electronic storage media) that constitute, contain or are derived from the Confidential Information and (b) all other documents, Notes and other materials connected with or arising out of the Stockholder’s ownership, and no copy thereof will be retained by such Stockholder. The Stockholder will deliver to the Company a certificate that such Stockholder has complied with the requirements of this Section 7.2. Notwithstanding the return, deletion or destruction of the Confidential Information, the Stockholder will continue to be bound by the obligations of confidentiality and other obligations under this Article VII.

7.3 Remedies. Each Stockholder acknowledges and agrees that the Company would be damaged irreparably if any provision of this Article VII were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the Company will be entitled to equitable relief, including, without limitation, an injunction or injunctions to prevent breaches of the provisions of this Article VII and to enforce specifically this Article VII and its provisions in addition to any other remedy to which the Company may be entitled, at law or in equity.

7.4 Permitted Disclosures. Each Stockholder shall be allowed to disclose Confidential Information to its agents and advisors as is proper, with the understanding that they shall keep the information confidential as set forth herein.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Remedies. In any action to enforce this Agreement or to seek damages on account of any breach hereof, the prevailing party shall be entitled to reimbursement for its costs of collection (including reasonable attorneys’ fees and expenses). No remedy conferred upon any party to this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute.

8.2 Waiver. None of the terms of this Agreement shall be deemed to have been waived by any party hereto, unless such waiver is in writing and signed by that party. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or any further breach of the provision so waived.

8.3 Notices. All notices and other communications that are required or permitted to be given under this Agreement shall be in writing and shall be delivered personally, by facsimile, e-mail, overnight courier or by certified mail (return receipt requested) and addressed, if to a Stockholder, to such Stockholder or his or her personal representative at his or her last address known as disclosed on the records of the Company, or to such other address as any of the above shall have specified by notice hereunder. Any notice under this Agreement shall be deemed to have been given, (a) if delivered in person or sent by confirmed facsimile or overnight courier, one (1) business day following delivery to recipient, facsimile transmission, e-mail transmission or delivery to the courier (as the case may be) or (b) if mailed, three (3) business days following deposit in the U.S. mail.

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8.4 Termination. This Agreement will terminate (a) upon the dissolution and winding up of the Company or (b) on the date as of which the parties hereto terminate this Agreement by unanimous written consent.

8.5 Ownership. Each Stockholder represents and warrants that such Stockholder is the sole legal owner of the Stock subject to this Agreement and that no other Person has any interest in such shares.

8.6 Entire Agreement. This Agreement contains the entire agreement, and supersedes all p1ior agreements and understandings and arrangements, oral or written, among the parties hereto with respect to the subject matter hereof.

8. 7 Amendments and Modifications. Any amendment, modification or change to this Agreement must be approved by written consent of (a) the Stockholders who are a party hereto, or any successor to the Stockholders and (b) the Company; provided that the Company may, without the consent of any of the Stockholders, amend this Agreement at any time or from time to time: (i) to cure any ambiguity, to connect or supplement any provisions herein that may be inconsistent with any other provision herein or to add other provisions with respect to matters arising under this Agreement that will not be inconsistent with the provisions of this Agreement, (ii) to amend this Agreement to reflect any action that the Company is authorized to take under the Agreement if such action requires amendment of this Agreement, or (iii) to delete or add any provision to this Agreement required to be so deleted or added by any federal or state agency deemed to be for the benefit or protection of the Stockholders: provided, further, however, that (A) any amendment that enlarges or adversely affects the obligations of any Stockholder, including requiring any additional capital contribution, assessment or payment by such Stockholder, shall require the written consent of each Stockholder so affected; (B) no amendment shall adversely discriminate against a Stockholder as opposed to other Stockholders without written consent of such adversely affected Stockholder; and (C) no amendment shall be adopted by the Company that adversely affects the limited liability of any Stockholder.

8.8 Binding Effect; Benefits. Except as otherwise provided in this Agreement, no party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Any purp01ted Transfer in violation of any provision of this Agreement will be void and ineffectual and will not operate to Transfer any interest or title to the purported Transferee. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and pe1mitted assigns.

8.9 No Third-Party Beneficiaries. This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns subject to the express provisions hereof relating to successors and assigns, and no other Person will have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise, and none of the provisions of this Agreement shall be construed as existing for the benefit of any creditor of any of the Stockholders or of the Company.

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8.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be unenforceable or invalid under applicable law, such provision shall be ineffective only to the extent of such unenforceability or invalidity, and the remaining provisions of this Agreement shall continue to be binding and in full force and effect.

8 ..11 Headings. The section and other headings contained in this Agreement are for convenience only and shall not be deemed to limit, characterize or interpret any provisions of this Agreement.

8.12 No Strict Construction. The parties hereto jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent, this Agreement shall be construed as if drafted jointly by the parties hereto, and no rule of strict construction shall be applied against any Person.

8.13 Interpretation. As used in this Agreement, the masculine, feminine or neuter gender shall be deemed to include the others whenever the context so indicates or requires. Terms defined in the singular have a comparable meaning when used in the plural and vice versa. Ten11S defined in the current tense shall have a comparable meaning when used in the past or future tense and vice versa. Terms defined as a noun shall have a comparable meaning when used as an adjective, adverb or verb and vice versa. Whenever the term “include” or “including” is used in this Agreement, it shall mean “including, without limitation,” (whether or not such language is specifically set forth) and shall not be deeded to limit the range of possibilities to those items specifically enumerated. Unless otherwise limited, the words “hereof,” herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision.

8.14 Counterparts. This Agreement may be executed in any number of counterparts, and by facsimile, each of which shall be effective only upon delivery and thereafter shall be deemed to be an original, and all of which shall be taken to be one and the same instrument with the same effect as if each of the patties hereto had signed the same signature page.

8.15 Governing Law. This Agreement and the rights of the parties herew1der shall be construed and inte1preted in accordance with the laws of the State of Nevada applicable to agreements made and to the performance wholly within that jurisdiction.

8.16 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach of this Agreement, will be settled by arbitration in Washington, DC, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any decision made pursuant to such arbitration will be binding on the parties and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

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ARTICLE IX

SPECIFIC VENTURE PROVISIONS

9 ..1 Budget/Business Plan. The Board shall approve the annual budget and business plan, as well as monthly or quarterly revisions. The budget shall include detailed capital and operating expense budgets, cash flow projections and profit and loss projections. The management of the Company shall prepare a business plan and present it to the Board. At least thirty (30) days before the beginning of each fiscal year (aside from the current fiscal year, for which the business plan and budget is set forth as Exhibit C hereto), the Company’s management shall prepare and submit to the Board the annual budget and business plan. Each Board member may propose revisions to the budget and business plan for such upcoming fiscal year. The Board ultimately shall approve a budget and business plan and the Board shall use good faith efforts to agree.

9.2 Contributions

(a) GRDG SCIENCES, LLC. GRDG Sciences, LLC shall contribute to the Company (i) any and all right, title, interest and ownership it possess or may be entitled to possess in any patent related to the uses of Myricetin, including but not limited to Patent No. 8,034,838 (Expiration date: May 29, 2029 + 196 days) and Patent App. 15/162,021 (referred to herein as the “Linebacker Patents”) and any and all other intellectual property or records in connection therewith; and (ii) the advice and services of Daryl Thompson as a scientist during the term of this Agreement in connection with the development of the Linebacker Patents and all projects associated therewith, as well as such other projects as the Company may from time to time pursue. The management of GRDG Sciences, LLC shall execute such agreements, instruments, affidavits and certifications as shall be necessary and proper to assign, transfer, convey and deliver to the Company all of its right, title, interest and ownership in the Linebacker Patents and any and all other intellectual property or records in connection therewith to the Company, and such agreements, instruments, affidavits and certifications as shall be necessary for the Company to maintain its right, title, interest and ownership in the Linebacker Patents and any and all other intellectual property or records in connection therewith during the life of such patents.

(b) GLOBAL BIOMEDICAL, INC. Global BioMedical, Inc. shall contribute to the Company {i) those funds set forth as the budget of the Company on Exhibit C hereto, pursuant to the schedule set forth therein; and (ii) such reasonable amounts as the Board shall in future annual periods authorize as the Company’s business plan and budget in accordance with the procedures set forth in Section 9.1 of this Agreement. Such budget shall include (i) a payment of $20,994 per month to GRDG Sciences, LLC; and (ii) such other amounts as shall be necessary to fund the scientific operations that the Board shall agree to pursue as set Forth in Section 9.4 of this Agreement.

(c) HOLISTA COLLTECH LIMITED. Holista Colltech Limited shall contribute (i) assistance in the global commercialization of the Company’s intellectual property; (ii) assistance in the initiation and development of joint venture opportunities for the Company; and (iii) the expertise of Dr. Rajen M. Dato to the Company, who shall be available to provide management services and assist in the strategic direction of the Company.

9.3 Research & Development. The Company shall contract with GRDG Sciences, LLC for the needed research in order to develop the patents as well as new intellectual property. Compensation from the Company for this work, if any, shall come through the business plan and budget process as set forth in Section 9.1. GRDG Sciences, LLC shall be responsible for any needed subcontracting.

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9.4 Intellectual Property Rights. Other than the Patents listed in Section 9.2(a), GRDG Sciences, LLC shall not be obligated to contribute any other items of intellectual property that has already been developed prior to November 1, 2016 (and patents, trademarks, copyrights, already applied for), and the Company shall not be entitled to any royalties or other payments from those other items of intellectual property. Upon the execution of this Agreement, any inventions, discoveries or other items of intellectual property (i) which have been developed by GRDG Sciences, LLC on or subsequent to November 1, 2016; or (ii) which are to be developed by GROG Sciences, LLC during the term of this Agreement shall in either case become the property of the Company. The management of GRDG Sciences, LLC shall execute such agreements, instruments, affidavits and certifications as shall be necessary and proper to assign, transfer, convey and deliver to the Company all of its right, title, interest and ownership in such inventions, discoveries or other items of intellectual property to the Company, and such agreements, instruments, affidavits and certifications as shall be necessary for the Company to maintain its right, title, interest and ownership during the life thereof. Should the Board affirmatively decide not to pursue the development and commercialization of any new project, discovery or invention of GRDG Sciences, LLC, then the Board shall provide GRDG Sciences, LLC with a written notification thereof and GRDG Sciences, LLC shall be free to develop, market, commercialize and sell the intellectual prope1ty for its own benefit, free from any payment or other claim from the Company. GRDG Sciences, LLC shall keep the Board apprised of its research and development on a weekly basis. The Company shall retain any and all patents and other intellectual prope1ty that it shall acquire from GRDG Sciences, LLC, including in the event of the termination of this Agreement.

9.5 Grant of Additional Stock. Global BioMedical, Inc. shall transfer ten percent (10%) of the outstanding Common Stock of the Company to GRDG Sciences, LLC upon the Company accomplishing the following goal: successful synthesis and development for one or more drugs for one or more of the following disease classes: viral, bacterial, neurological (including but not limited to Alzheimer’s disease), Diabetes and cancer.

9.6 Amendment/Change or Addition of Stockholders. This Agreement contemplates the original three Stockholders. Should there by a change or addition of Stockholders, the parties hereby agree to amend this Agreement accordingly.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

STOCKHOLDERS:
GLOBAL BIOMEDICA, INC. A
NEVADA CORPORATION

By:
Name:
Title:

HOLISTA COLLTECH LIMITED;
AN AUSTRLIAN LIMITED COMPANY

By:
Name:
Title:

GRDG SCIENCES, LLC, A FLORIDA
LIMITED LIABILITY COMPANY

By:
Name:
Title:

COMPANY:
GLOBAL BIO LIFE INC.

By:
Name:
Title:

Signature Page

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EXHIBIT A

Stockholder Ownership

Stockholder Name	Number of Shares Owned

Global BioMedical, Inc.	800

GRDG Sciences,	100

LLC Holista Colltech Limited	100

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EXHIBIT B

FORM OF JOINDER

The undersigned is executing and delivering this Joinder Agreement (this “Agreement’) pursuant to the Stockholders’ Agreement of GLOBAL BIOLIFE INC., a Nevada corporation (the

“Company”), effective as of April ______ 2017 as the same may be amended from time to time (the “Stockholders’ Agreement”).

By executing and delivering this Agreement, the undersigned hereby acknowledges that the undersigned has reviewed the Stockholders’ Agreement and accepts all terms and provisions of the Stockholders’ Agreement and agrees to be bound thereby as a Stockholder (as defined in the Stockholders’ Agreement) as if the undersigned were an original signatory to the Stockholders’ Agreement. The undersigned hereby specifically represents and warrants to the Company that the representations and warranties contained in Section 6.1 of the Stockholders’ Agreement are true and correct with respect to the undersigned as of the date hereof.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement effective as of ___________________.

Number of Shares of Stock Owner:	Common:	______________

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED:

GLOBAL BIOLIFE INC.

By:
Name:
Title:

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Exhibit C

GLOBAL BIOLIFE INC BUDGET

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